Exhibit 99(a)

UNITED STATES OF AMERICA DEPARTMENT OF THE TREASURY COMPTROLLER OF THE CURRENCY

In the Matter of:

Wells Fargo Bank, N.A.

)    #2015-067
)
)    AMENDS AA-EC-11-19
)    and

Sioux Falls, South Dakota     )

#2013-132

CONSENT ORDER AMENDING THE
2011 CONSENT ORDER and 2013 AMENDMENT TO THE 2011 CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”) and Wells Fargo Bank, National Association, Sioux Falls, South Dakota (“Bank”) hereby agree to amendments of Consent Order, AA-EC-11-19, dated April 13, 2011 (“2011 Consent Order”), and the Amendment to the 2011 Consent Order, dated February 28, 2013 (“2013 ACO”), (collectively, the “Consent Order”).1 The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of an Amendment to the Consent Order (“Amendment”), dated June 16, 2015 (“Stipulation”), which is accepted by the Comptroller and incorporated by reference herein.
WHEREAS, the Bank has failed to comply with Articles II, III, IV, VIII and IX of the Consent Order. The fifteen (15) remaining actionable items of the ninety-eight (98) actionable items in the Consent Order are included in this Amendment;
WHEREAS, the Bank is in continuing noncompliance with and in violation of the

Consent Order, and continues to engage in unsafe and unsound practices;

1 The 2011 Consent Order remains in full force and effect, as amended herein.

WHEREAS, upon execution of this Amendment, the OCC is placing the Bank under the following supervisory restrictions: (1) no execution of new contracts or the amendment or renewal of existing contracts beyond current loan volume specified in existing contracts for the acquisition, by the Bank, of residential mortgage servicing, residential mortgage servicing rights, residential mortgage loans with servicing, or residential mortgage origination business entities until termination of the Consent Order (this does not apply to originations or refinancings by the Bank, contracts for new residential mortgage loans through the Bank’s broker or correspondent channels, or other contractual relationships where the Bank does not ultimately service the loans, and this is not intended to disrupt any of the Bank’s existing residential mortgage servicing related contracts); (2) no execution of new contracts for the Bank to perform residential mortgage servicing for other parties until termination of the Consent Order; (3) no new residential mortgage servicing related activities may be outsourced or sub-serviced to other parties without prior OCC supervisory non-objection until termination of the Consent Order (this is not intended to disrupt any of the Bank’s existing residential mortgage servicing related contracts, outsourced activities, or obligations pursuant to legal settlement, nor prohibit new contracts to outsource activities that are currently outsourced); (4) no new off-shoring of residential mortgage servicing related activities until termination of the Consent Order; and (5)
no new appointments of senior officers who have responsibility for residential mortgage servicing, residential mortgage servicing operations, residential mortgage servicing risk management, and residential mortgage servicing compliance without prior OCC supervisory non-objection until termination of the Consent Order;
WHEREAS, the OCC will also take additional supervisory and/or enforcement action, including possible civil money penalties, subject to all appropriate procedural processes, in order to address the Bank’s overall noncompliance with the Consent Order, the nature and severity of which will reflect the nature, length and severity of the Bank’s continued noncompliance through final termination of the Consent Order;
WHEREAS, notwithstanding this Amendment, the OCC continues to retain oversight and jurisdiction of the Independent Foreclosure Review Qualified Settlement Fund 1 (“IFR QSF1”) established by the 2013 ACO for the administration of payments to borrowers of OCC regulated institutions until such time as the paying agent is directed to file a final return with the Internal Revenue Service (“IRS”) for IFR QSF1 and IFR QSF1 is thereafter terminated; and
WHEREAS, the OCC has determined that uncashed payments to borrowers of OCC regulated institutions should remain available to such borrowers, or such borrowers’ rightful heirs, through the states’ escheatment processes, after IFR QSF1 is terminated.
ARTICLE I COMPTROLLER’S FINDINGS
(1)    The Comptroller’s Findings under Article I of the Consent Order are hereby incorporated in full.
(2)    The OCC has determined the Bank has failed to comply with Articles II, III, IV, VIII, and IX of the Consent Order.
(3)    The OCC has determined the Bank is in continuing noncompliance with and in violation of the Consent Order, and continues to engage in unsafe and unsound practices.
(4)    This Amendment includes the fifteen (15) remaining actionable items under the Consent Order and imposes business restrictions upon the Bank through termination of the Consent Order.
Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. §1818(b), the Comptroller hereby ORDERS that:

ARTICLE II COMPLIANCE COMMITTEE
The provisions of Article II of the Consent Order are hereby revised as follows:

(1)    The Board shall continue to maintain a Compliance Committee of at least three (3) directors, of which at least two (2) are outside directors who are not executive officers of the Bank or its holding company as defined in 12 C.F.R. § 215.2(e)(1) of Regulation O.    In the event of a change of the membership, the name of any new member shall be submitted to the Examiner-in-Charge for Large Bank Supervision at the Bank (“Examiner-in-Charge”).
The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s compliance with the provisions of this Amendment. The Compliance Committee shall meet at least monthly and maintain minutes of its meetings.
(2)    Within thirty (30) days after the end of each quarter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail actions taken to comply with each remaining article of the Consent Order, and the results and status of those actions.
(3)    The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Examiner-in-Charge within ten (10) days of receiving such report.
ARTICLE III

COMPREHENSIVE ACTION PLAN

The provisions of Article III of the Consent Order are hereby revised as follows:

(1)    The Bank has submitted to the Examiner-in-Charge an update to its action plan containing a complete description of the actions that are necessary and appropriate to achieve compliance with Articles II, III, IV, VIII and IX of the Consent Order (the updated action plan and all previously accepted action plans and updates are collectively referred to as the “Revised Action Plan”). The Bank is required to execute all items contained within the Revised Action Plan. In the event the Deputy Comptroller of Large Bank Supervision (“Deputy Comptroller”) or the Examiner-in-Charge asks the Bank to further amend the Revised Action Plan, the Bank shall promptly make the requested revisions and resubmit the Revised Action Plan to the Examiner-in-Charge and the Bank shall not take any action that would constitute a significant deviation from, or material change to, the requirements of the
Revised Action Plan, unless and until the Bank has received a prior written determination of no supervisory objection from the Deputy Comptroller or the Examiner-in-Charge.
(2)    The Board shall ensure that the Bank achieves and thereafter maintains compliance with the Consent Order, including, without limitation, successful implementation of the Revised Action Plan. The Board shall further ensure that, upon implementation of the Revised Action Plan, the Bank achieves and maintains effective mortgage servicing, foreclosure, and Loss Mitigation activities (as defined in the 2011 Consent Order), as well as associated risk management, compliance, quality control, audit, training, staffing, and related functions. In order to comply with these requirements, the Board shall:
(a) require the timely reporting by Bank management of such actions directed by the Board to be taken under this Amendment;
(b) follow-up on any noncompliance with such actions in a timely and appropriate manner; and
(c) require corrective action be taken in a timely manner for any noncompliance with such actions.

(3)    The Revised Action Plan includes:

(a) all actions required to complete the remedial activities and validation of such actions to ensure compliance with the requirements of this Amendment; (b) financial resources to develop and implement an adequate infrastructure to support and execute the Revised Action Plan;
(c) organizational structure, managerial resources, and staffing to support the remedial activities required by the Revised Action Plan;
(d) metrics to measure and assess effectiveness of remedial action required by the Revised Action Plan; and
(e) governance and controls designed to comply with all Legal Requirements (as defined in the 2011 Consent Order), supervisory guidance, and the requirements of this Amendment.
(4)    The Revised Action Plan specifies timelines for completion of each of the requirements of Articles II, III, IV, VIII, and IX of the Consent Order. The timelines in the Revised Action Plan shall be consistent with any deadlines set forth in this Amendment.
ARTICLE IV COMPLIANCE PROGRAM
(1)    The Bank has demonstrated compliance with all of the requirements of Article

IV of the Consent Order except for the following provisions, which remain in noncompliance:

(a)    the Bank shall implement its Revised Action Plan and ensure its compliance program, at a minimum, includes:
(i) processes to ensure that all factual assertions made in pleadings, declarations, affidavits, or other sworn statements filed by or on behalf of the Bank are accurate, complete, timely, and reliable; and that affidavits and declarations are based on personal knowledge or a review of the Bank's books and records when the affidavit or declaration so states;
(ii) processes to ensure that a clear and auditable trail exists for all factual information contained in each affidavit or declaration, in support of each of the charges that are listed, including whether the amount is chargeable to the borrower and/or claimable by the investor;
(iii) processes to ensure that all fees, expenses, and other charges imposed on the borrower are assessed in accordance with the terms of the underlying mortgage note, mortgage, or other customer authorization with respect to the imposition of fees, charges, and expenses, and designed to comply with all applicable Legal Requirements and OCC supervisory guidance;
(iv) ongoing testing for compliance with applicable Legal Requirements and OCC supervisory guidance that is completed by qualified persons with requisite knowledge and ability (which may include internal audit) who are independent of the Bank’s business lines;
(v) measures to ensure that policies, procedures, and processes are updated on an ongoing basis as necessary to incorporate any changes in applicable Legal Requirements and OCC supervisory guidance;
(vi) processes to ensure that the risk management, quality control, audit, and compliance programs have the requisite authority and status within the organization so that appropriate reviews of the Bank’s mortgage servicing, Loss Mitigation, and foreclosure activities and operations may occur and deficiencies are identified and promptly remedied;
and

(vii) appropriate procedures for customers in bankruptcy, including a prohibition on collection of fees in violation of bankruptcy’s automatic stay (11 U.S.C. § 362), the discharge injunction (11 U.S.C. § 524), or any applicable court order.
ARTICLE V

THIRD PARTY MANAGEMENT

(1)    The OCC has determined the Bank has demonstrated compliance with Article V of the Consent Order.

ARTICLE VI

MORTGAGE ELECTRONIC REGISTRATION SYSTEM

(1)    The OCC has determined the Bank has demonstrated compliance with Article

VI of the Consent Order.

ARTICLE VII FORECLOSURE REVIEW

(1)	Article VII of the 2011 Consent Order was superseded by the 2013 ACO. (2) The OCC has determined the Bank has demonstrated compliance with the requirements of the 2013 ACO.

ARTICLE VIII

MANAGEMENT INFORMATION SYSTEMS

(1)    The Bank has demonstrated compliance with all of the requirements of Article

VIII of the Consent Order except for the following provisions, which remain in noncompliance:
(a) the Bank shall implement its Revised Action Plan and ensure its management information systems (“MIS”) for foreclosure and Loss Mitigation (as defined in the 2011 Consent Order) or loan modification activities provide timely delivery of complete and accurate information to permit effective decision-making, and include, at a minimum: testing the integrity and accuracy of the new or enhanced MIS to ensure that reports generated by the system provide necessary information for adequate monitoring and quality controls.
ARTICLE IX MORTGAGE SERVICING
(1)    The Bank has demonstrated compliance with all of the requirements of Article

IX of the Consent Order except for the following provisions, which remain in noncompliance:

(a) the Bank shall implement its Revised Action Plan and ensure effective coordination of communications with borrowers, both oral and written, related to Loss Mitigation or loan modification and foreclosure activities, including, at a minimum:
(i) reasonable and good faith efforts, consistent with applicable Legal Requirements, are engaged in Loss Mitigation and foreclosure prevention for delinquent loans, where appropriate;
(ii) expansion of the single point of contact program so that each borrower has access to an employee of the Bank to obtain information throughout the Loss Mitigation, loan modification, and foreclosure processes; and

(iii) a requirement that written communications with the borrower identify such single point of contact along with one or more direct means of communication with the contact.
ARTICLE X

RISK ASSESSMENT AND RISK MANAGEMENT PLAN

(1)    The OCC has determined the Bank has demonstrated compliance with Article X of the Consent Order.

ARTICLE XI

APPROVAL, IMPLEMENTATION AND REPORTS

The provisions of Article XI of the Consent Order are hereby revised as follows: (1)    The Bank shall submit any revised plans required by this Amendment for review to the Examiner-in-Charge determination of no supervisory objection by the Deputy Comptroller or the Examiner-in-Charge. The Bank shall adopt and implement the revised plans upon submission to the OCC, and shall immediately modify its plans in accordance with any revisions directed by the Deputy Comptroller or the Examiner-in-Charge.
(2)    Any determination of no supervisory objection to the Revised Action Plan does not constitute an extension of the compliance deadlines for previously approved plans submitted pursuant to the Consent Order.
(3) Following the issuance of this Amendment, the Bank shall not amend or deviate from the revised plans in any material respect without the prior written approval of the Deputy Comptroller or the Examiner-in-Charge (except as otherwise provided in this Amendment).
(4)    Following the issuance of this Amendment, the Bank shall further revise the plans as necessary to incorporate new or changes to applicable Legal Requirements and supervisory guidelines.

(5)    The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the revised plans required by this Amendment.
(6)    Within forty (40) days after the end of each calendar quarter following the issuance of this Amendment, the Bank shall submit to the OCC a written progress report detailing the form and manner of all actions taken to secure compliance with the provisions of this Amendment and the results thereof. The progress report shall include information sufficient to validate compliance with the Consent Order, based on a testing program acceptable to the OCC that includes, if required by the OCC, validation by third-party independent consultants acceptable to the OCC. The OCC may, in writing, discontinue the requirement for progress reports or modify the reporting schedule.
(7)    All communication regarding the Consent Order shall be sent to:

Bradley Linskens Examiner-in-Charge National Bank Examiners
343 Sansome Street, Suite 1150
MAC A0163-110
San Francisco, CA, 94163-0101

ARTICLE XII

COMPLIANCE AND EXTENSIONS OF TIME

The provisions of Article XII of the Consent Order are hereby revised as follows:

(1)    If the Bank contends that compliance with any provision of the Consent Order would not be feasible or legally permissible for the Bank, or requires an extension of any timeframe within this Amendment, the Board shall submit a written request to the Deputy Comptroller asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision, that require the Deputy Comptroller to exempt the Bank from a provision, or that require an extension of a timeframe within this Amendment.
(2)    All such requests shall be accompanied by relevant supporting documentation, and to the extent requested by the Deputy Comptroller, a sworn affidavit or affidavits setting forth any other facts upon which the Bank relies. The Deputy Comptroller's decision concerning a request is final and not subject to further review.
ARTICLE XIII OTHER PROVISIONS
The provisions of Article XIII of the Consent Order are hereby revised as follows:

(1)    The Bank is in continuing noncompliance with and in violation of the Consent

Order, and continues to engage in unsafe and unsound practices.

(2)    The OCC will take additional supervisory and/or enforcement action, including possible civil money penalties, subject to all appropriate procedural processes, in order to address the Bank’s overall noncompliance with the Consent Order, the nature and severity of which will reflect the nature, length and severity of the Bank’s continued noncompliance through final termination of the Consent Order.
(3)    By stipulating to the issuance of this Amendment, the Bank has not consented to any enforcement actions beyond those enumerated in this Amendment, and fully retains its right to contest future action.

(4)    Notwithstanding any other terms of this Amendment, the Comptroller specifically reserves and does not release the following:
(a) any right to institute an enforcement action for violations of the Articles contained in the Consent Order, outside of Article VII of the 2011 Consent

Order, including the assessment of civil money penalties;

(b) any and all claims based upon acts or omissions subsequent to the effective date of the 2013 ACO;
(c) any and all claims based upon the origination of a residential mortgage loan, or the sale or transfer of a mortgage, security, or whole loan, whether legal or equitable, to, into, or for the benefit of a mortgage-backed security, trust, or special interest entity, including but not limited to mortgage loan securitizations and whole loan sales to such entities, except for any and all claims addressed in subparagraph (b) above;
(d) any liability arising under the Fair Housing Act, 42 U.S.C. §§ 3601, et seq., or any other statute or law that prohibits discrimination of persons based on race, color, national origin, gender, disability, or any other protected status, including the non-discrimination provisions of the Equal Credit Opportunity Act, 15 U.S.C. §§ 1691, et seq., or under the Federal Trade Commission Act,
15 U.S.C. §§ 41, et seq., or any other statute or law that prohibits unfair or deceptive practices;
(e) any and all claims against individuals, including current and former employees, agents, officers, directors, or contractors of the Bank; and
(f) any and all actions to enforce the terms and conditions of this Amendment. (5)    Although this Amendment requires the Bank to submit certain action plans, programs, policies, and procedures for the review or prior written determination of no supervisory objection by the Deputy Comptroller or the Examiner-in-Charge, the Board has the ultimate responsibility for proper and sound management of the Bank.

(6) In each instance in the Consent Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of the Consent Order;
(b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of the Consent Order;
(c) follow-up on any material non-compliance with such actions in a timely and appropriate manner; and
(d) require corrective action be taken in a timely manner of any material non compliance with such actions.
(7)    If, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States to undertake any action affecting the Bank, nothing in the Consent Order or Amendment shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(8)    This Amendment is and shall become effective upon its execution by the Comptroller, through his authorized representative whose hand appears below. The Consent Order shall remain effective and enforceable, except to the extent that, and until such time as, any provision of the Consent Order shall be amended, suspended, waived, or terminated in writing by the Comptroller.
(9)    Any time limitations imposed by this Amendment shall begin to run from the

effective date of this Amendment, as shown below, unless the Amendment specifies otherwise. (10)	The terms and provisions of the Consent Order and Amendment apply to the
Bank and its subsidiaries, even though those subsidiaries are not named as parties to the Consent Order or Amendment. The Bank shall integrate any foreclosure or mortgage servicing activities done by a subsidiary into its plans, policies, programs, and processes required by the Consent Order and Amendment. The Bank shall ensure that its subsidiaries comply with all terms and provisions of the Consent Order and Amendment.
(11)    This Amendment is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding the Comptroller or the United States. Nothing in this Amendment shall affect any action against the Bank or its institution-affiliated parties by a bank regulatory agency, the United States Department of Justice, or any other law enforcement agency, to the extent permitted under applicable law.
(12)    The terms of this Amendment, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.
(13) Nothing in the Stipulation to this Amendment, express or implied, shall give to any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under the Stipulation to this Amendment.
(14) The Bank consents to the issuance of this Amendment before the filing of any notices, or taking of any testimony or adjudication, and solely for the purpose of settling this matter without a formal proceeding being filed.

ARTICLE XIV BUSINESS RESTRICTIONS
(1)    The Bank shall not execute any new contracts or amend or renew existing contracts beyond current loan volume specified in existing contracts for the acquisition, by the Bank, of residential mortgage servicing, residential mortgage servicing rights, residential mortgage loans with servicing, or residential mortgage origination business entities until termination of the Consent Order. This does not apply to originations or refinancings by the Bank, contracts for new residential mortgage loans through the Bank’s broker or correspondent channels, or other contractual relationships where the Bank does not ultimately service the loans, and this is not intended to disrupt any of the Bank’s existing residential mortgage servicing related contracts.
(2)    The Bank shall not execute any new contracts for the Bank to perform residential mortgage servicing for other parties until termination of the Consent Order.
(3)    The Bank shall not outsource or sub-service any new residential mortgage servicing related activities to other parties without prior OCC supervisory non-objection until termination of the Consent Order. This is not intended to disrupt any of the Bank’s existing residential mortgage servicing related contracts, outsourced activities, or obligations pursuant to legal settlement, nor prohibit new contracts to outsource activities that are currently outsourced.
(4)    The Bank shall not off-shore new residential mortgage servicing related activities until termination of the Consent Order.
(5) The Bank shall not appoint any new senior officers who have responsibility for residential mortgage servicing, residential mortgage servicing operations, residential mortgage servicing risk management, and residential mortgage servicing compliance without prior OCC supervisory non-objection until termination of the Consent Order. Within twenty (20) days, the Bank shall submit a list of applicable employee titles subject to this restriction to the Examiner-In-Charge for OCC supervisory non-objection.
ARTICLE XV

ESCHEATMENT OF UNCASHED PAYMENTS

(1)    The OCC continues to retain oversight and jurisdiction of IFR QSF1 for the administration of payments to borrowers of OCC regulated institutions until such time as the paying agent is directed to file a final return with the IRS for IFR QSF1 and IFR QSF1 is thereafter terminated.
(2)    The OCC directs that any uncashed checks that have passed their stale date issued from IFR QSF1 to borrowers of OCC regulated institutions shall be escheated to the state of the borrower’s last known domestic address so that such borrower, or their rightful heirs, will maintain their ability to claim such IFR QSF1 payment pursuant to that state’s processes for collecting unclaimed funds.

IT IS SO ORDERED, this 16th day of June, 2015.

    /s/
Morris R. Morgan Deputy Comptroller Large Bank Supervision

UNITED STATES OF AMERICA DEPARTMENT OF THE TREASURY COMPTROLLER OF THE CURRENCY

In the Matter of:

Wells Fargo Bank, N.A.

)
)
)    AMENDS AA-EC-11-19
)    and

Sioux Falls, South Dakota     )

#2013-132

STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER AMENDING THE 2011 CONSENT ORDER and
2013 AMENDMENT TO THE 2011 CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”) intends to amend the April 13, 2011 Consent Order, AA-EC-11-19 (“2011 Consent Order”), and the Amendment to the 2011 Consent Order, dated February 28, 2013 (“2013 ACO”), entered into between the Comptroller and Wells Fargo Bank, N.A., Sioux Falls, South Dakota (“Bank”), (collectively, the “Consent Order”), pursuant to 12 U.S.C. § 1818(b).
The Bank, in the interest of compliance and cooperation, enters into this Stipulation and Consent to the Issuance of a Consent Order Amending the 2011 Consent Order and 2013 ACO (“Stipulation”).
In consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, stipulate and agree to the following:

ARTICLE I JURISDICTION
(1)    The Bank is a national banking association chartered and examined by the

Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2)    The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).
(3)    The Bank is an “insured depository institution” within the meaning of

12 U.S.C. § 1818(b)(1).

(4)    For the purposes of, and within the meaning of 12 C.F.R. §§ 5.3(g)(4), 5.51(c)(6), and

24.2(e)(4), the Consent Order Amending the 2011 Consent Order and 2013 ACO

(“Amendment”) shall not be construed to be a “cease and desist order” or “consent order,” unless the OCC informs the Bank otherwise.
ARTICLE II

AGREEMENT

(1)    The Bank, without admitting or denying any wrongdoing, consents and agrees to issuance of the Amendment by the Comptroller.
(2)    The Bank consents and agrees that the Amendment shall: (a) be deemed an “order issued with the consent of the depository institution” pursuant to 12 U.S.C. § 1818(h)(2);
(b) become effective upon its execution by the Comptroller through his authorized representative; and (c) be fully enforceable by the Comptroller pursuant to 12 U.S.C. § 1818(i).
(3)    Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.
(4)    The Bank declares that no separate promise or inducement of any kind has been made by the Comptroller, or by his agents or employees, to cause or induce the Bank to consent to the issuance of the Amendment and/or execute the Amendment.
(5) The Bank expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the United States Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.
(6)    The terms and provisions of this Stipulation and the Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Stipulation or the Amendment, express or implied, shall give to any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Stipulation or the Amendment.
ARTICLE III WAIVERS
(1)    The Bank, by consenting to this Stipulation, waives:

(a)    any and all procedural rights available in connection with the issuance of the Amendment;

(b)    all rights to a hearing and a final agency decision pursuant to

12 U.S.C. §§ 1818(b) and (h), 12 C.F.R. Part 19;

(c)    all rights to seek any type of administrative or judicial review of the

Amendment;

(d)    any and all claims for fees, costs or expenses against the Comptroller, or any of his agents or employees, related in any way to this enforcement matter or the Amendment, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act, 5 U.S.C. § 504 and
28 U.S.C. § 2412; and

(e)    any and all rights to challenge or contest the validity of the Amendment.

ARTICLE IV OTHER PROVISIONS
(1)    The provisions of this Stipulation shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, it deems it appropriate to do so to fulfill the responsibilities placed upon it by the several laws of the United States of America.
(2)    Nothing in this Stipulation shall preclude any proceedings brought by the Comptroller to enforce the terms of the Amendment, and nothing in this Stipulation constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representative of the United States or an agency thereof, including, without limitation, the United States Department of Justice, to bring other actions deemed appropriate.

(3)    The terms of this Stipulation and the Amendment are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

    /s/              June 16, 2015      Morris R. Morgan                Date
Deputy Comptroller
Large Bank Supervision

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of

Directors of the Bank, have hereunto set their hands on behalf of the Bank.

    /s/         June 8, 2015      John G. Stumpf (Chair)        Date

    /s/         June 7, 2015      Lloyd H. Dean        Date

    /s/         June 9, 2015      Enrique Hernandez, Jr.        Date

    /s/         June 8, 2015      Cynthia H. Milligan        Date

    /s/         June 9, 2015      James H. Quigley        Date

    /s/         June 8, 2015      Judith M. Runstad        Date

    /s/         June 8, 2015      Stephen W. Sanger        Date